Exhibit 10.1
Tontine Capital Partners, L.P.
55 Railroad Avenue, 1st Floor
Greenwich, CT 06830
July 1, 2009
Neenah Foundry Company
2121 Brooks Avenue
Neenah, WI 54957
     Re: 12 1/2% Senior Subordinated Note due 2013
Ladies and Gentlemen:
     Reference is made to the 12 1/2% Senior Subordinated Note due 2013 (the “Note”) issued by Neenah Foundry Company, a Wisconsin corporation (the “Company”), to Tontine Capital Partners, L.P. (“Tontine”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Note.
     Pursuant to Paragraph 2 of the Note, the Company is entitled to defer the payment of a portion of the interest due under the Note on a given interest payment date at a rate of up to 7.5% per annum. Notwithstanding the limitation on the amount of interest under the Note that may be deferred pursuant to Paragraph 2 thereof, Tontine hereby consents to the Company’s deferral of the entire interest payment due under the Note on July 1, 2009 (the “July 2009 Interest Payment”) and the Company and Tontine acknowledge and agree that (a) the July 2009 Interest shall be considered a “Deferred Interest Payment” as defined in Paragraph 2 of the Note, and (b) all of the provisions of the Note relating to any Deferred Interest Payment shall apply with respect to such July 2009 Interest Payment.
     For the avoidance of doubt, the foregoing consent and this letter shall not be construed in any manner to apply to any interest payment due under the Note after July 1, 2009. This consent does not, and shall not be deemed to release, waive, amend, restate or otherwise modify in any manner any of the terms, conditions, or provisions of the Note, all of which the Company hereby (i) confirms are in full force and effect and are enforceable in accordance with their respective terms; and (ii) ratifies and affirms in all respects. The Company represents and warrants that no event has occurred and no condition exists which would, upon or after the execution and delivery of this consent, constitute an Event of Default under the Note or the Indenture. All the Company’s Obligations under the Note shall in all respects be continuing and this consent shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.
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     If you are agreement with the foregoing, please execute a counterpart of this letter and return it to me by fax at (203) 769-2010.

Very truly yours, TONTINE CAPITAL PARTNERS, L.P.
By:	/s/ Jeffrey L. Gendell
Name:
Title:

Acknowledged and agreed as of the
1st day of July, 2009
NEENAH FOUNDRY COMPANY

By:	/s/ Robert E. Ostendorf
	Name:	Robert E. Ostendor
	Title:	CEO/President